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                                                                  Exhibit 5.2


               [McCutchen, Doyle Brown & Enersen, LLP LETTERHEAD]



January 31, 1997



Zindart Limited
Flat C & D, 25/F Block 1
Tai Ping Industrial Centre
57 Ting Kok Road
Tai Po, N.T., Hong Kong

Ladies and Gentlemen:

        We have acted as United States counsel for Zindart Limited, a limited liability company incorporated under the Companies Ordinance of Hong Kong (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form F-1 (the "Registration Statement") relating to the offering, as set forth in the Registration Statement and the form of prospectus contained therein (the "Prospectus"), of American Depositary Shares (the "ADSs"), each ADS representing one ordinary share, par value US$0.065 per share (the "Shares"), issued pursuant to the Deposit Agreement to be entered into among the Company, the Bank of New York, as depositary (the "Depositary"), and the holders from time to time of the Shares issued thereunder (the "Deposit Agreement").

        We have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that upon the due and valid issuance by the Depositary of American Depositary Receipts ("ADRs") evidencing ADSs against deposit of Shares in respect thereof and against payment therefor in accordance with the provisions of this Agreement and the Deposit Agreement, the persons in whose names the ADRs are registered will be entitled to the rights of registered holders of ADRs specified in the ADRs and in the Deposit Agreement.


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Zindart Limited
January 31, 1997
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     The foregoing opinion is subject to the following qualifications: (i)
applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or law); (ii) the effect of judicial application of foreign laws or foreign governmental actions affecting creditors' rights; and (iii) we express no opinion as to the subject matter jurisdiction of the federal courts of the United States over any action between two parties neither of which is a "citizen" of any state for purposes of 28 U.S.C. Section 1332 or Article 3 of the U.S. Constitution.

     We are qualified to practice law only in the State of California, and we express no opinion on the law of any jurisdiction other than the laws of the State of California and the federal laws of the United States. In addition, we express no opinion as to choice of law or conflicts of laws. We call your attention to the fact that the Deposit Agreement states that it is governed by the laws of the State of New York. We have assumed for purposes of this opinion that the laws of the State of New York are the same as the laws of the State of California.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Taxation" and "Legal Matters" in the Prospectus, without thereby admitting that we are "experts" under the Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Lior O. Nuchi
                                          ------------------------------------
                                          A Member of the Firm
                                          McCUTCHEN, DOYLE, BROWN &
                                          ENERSEN, LLP